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                                  EXHIBIT 99.2

                                  RESOLUTIONS

Amendment of By-Laws

Annual Meeting Date Provision

         WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its shareholders to amend the By-Laws to remove the provision in the By-Laws that automatically sets the annual meeting date if the Board of Directors otherwise fails to set the annual meeting date;

         NOW, THEREFORE, BE IT RESOLVED, that to effect such change Section 1 of Article I of the By-Laws of the Corporation be and hereby is amended to read in its entirety as follows:

         Section 1. Annual Meeting. The annual meeting of the shareholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, either within or without the State of Georgia, on such date and at such time as the Board of Directors may by resolution provide. The Board of Directors may specify by resolution prior to any special meeting of shareholders held within the year that such meeting shall be in lieu of the annual meeting.

Fair Price Requirements

         WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its shareholders to amend the By-Laws so that the Corporation is subject to the "Fair Price Requirements" of Part 2 of Article II of the Georgia Business Corporation Code;

         NOW, THEREFORE, BE IT RESOLVED, that to effect such change the following Article IX be added to the By-Laws:

                                   ARTICLE IX

                            FAIR PRICE REQUIREMENTS

         In addition to any other provisions of law as may be applicable, notwithstanding any other provisions of these By-Laws or the Corporation's Articles of Incorporation to the contrary, the provisions of Sections 14-2-1110 through 14- 2-1113 of the Georgia Business Corporation Code (the "Code"), as the same may be amended or supplemented from time to time, shall apply to and govern those transactions of the Corporation which constitute "business combinations" (as that term is defined in Section 14-2-1110 of the Code). The provisions of this Article IX of the By-Laws may not be repealed except in the manner set forth in Section 14-2-1113 of the Code.

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